Exhibit 99.1

Ambac Announces Leadership Changes
Nader Tavakoli Appointed President and CEO of Ambac
David Trick Remains Interim President and CEO of Ambac Assurance and
CFO and Treasurer of Ambac and Ambac Assurance
NEW YORK, NY, January 4, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) (“Ambac”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today announced leadership changes.
The Board of Directors of Ambac has appointed Nader Tavakoli to the position of President and Chief Executive Officer of Ambac. Mr. Tavakoli also remains a Director of Ambac and has become non-executive Chairman of Ambac Assurance. Mr. Tavakoli had been serving as Interim President and Chief Executive Officer of Ambac and Executive Chairman of Ambac Assurance since January 2015 and has been a Director since 2013.
David Trick remains interim President and Chief Executive Officer of Ambac Assurance and Chief Financial Officer and Treasurer of Ambac and Ambac Assurance. The Ambac Assurance Board continues to actively consider options for the appointment of a permanent President and Chief Executive Officer. Mr. Trick has been Chief Financial Officer since January 2010 and Treasurer since May 2006. Mr. Trick joined Ambac in 2005.
Mr. Tavakoli said, “I am grateful to our shareholders for their support and to the Board for the confidence they have placed in me. I would like to thank David for his extraordinary efforts during this transition, as well as the entire Ambac team for their ongoing dedication and hard work.”
Mr. Tavakoli continued, “I look forward to continuing the substantial progress we made at Ambac in 2015, including in risk and loss analytics, operational efficiency, asset management, shareholder communication, and loss management, including our major loss recovery cases. We are also continuing to make progress toward the successful rehabilitation of the Segregated Account, and continue to actively communicate with our regulator regarding a possible transaction to conclude that proceeding.”
Nader Tavakoli is currently President and Chief Executive Officer of Ambac and non-executive Chairman of the Board of Ambac Assurance. He was appointed interim President and Chief Executive Officer of Ambac and Executive Chairman of Ambac Assurance on January 1, 2015. Mr. Tavakoli has been a Director of Ambac and Ambac Assurance since May 1, 2013. He was Co-Chair of Ambac and Ambac Assurance from May 1, 2013 until December 31, 2014. Among his professional activities, Mr. Tavakoli is a Director and Litigation Trustee of MF Global Holdings, where he is pursuing claims against former management and others in connection with recovery of losses incurred at that company. Prior to founding EagleRock Capital Management, a private investment partnership, in 2002, Mr. Tavakoli managed substantial investment portfolios with Odyssey Partners and Highbridge Capital Management, also private investment partnerships. During his 25 year investment career, Mr. Tavakoli has made investments across numerous industries, including significant investments in financial services companies. Mr. Tavakoli began his professional career as an attorney with the law firm of Milbank, Tweed, Hadley and McCloy, where he primarily represented institutional clients in banking, litigation and corporate restructuring matters.

David Trick has served as interim President and Chief Executive Officer of Ambac Assurance since January 2015. Mr. Trick has served as Chief Financial Officer and a Senior Managing Director of Ambac and Ambac Assurance since January 2010. Mr. Trick also serves as a Director of Ambac Assurance U.K. In addition, since May 2006, he has served as Treasurer of Ambac and Ambac Assurance. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guarantee industry.
About Ambac
Ambac Financial Group, Inc., ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222; agoldstein@ambac.com
Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those described in our most recent SEC-filed quarterly or annual report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and under “Risk Factors.”
Source: Ambac Financial Group, Inc.